Exhibit 1.1



December 29, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

As independent auditors for Rick's Cabaret International, Inc. for the year ended September 30, 1997, we have endeavored, with the full cooperation of the Company, to obtain the necessary information to meet the filing requirements of Form 10-KSB, both as to form and timeliness. Due principally to the typical delays caused by the Thanksgiving and Christmas holidays, we will not have sufficient time to complete our examination by the December 29, 1997 required filing date of the Company's Form 10-KSB.


Very truly yours,

/s/ JACKSON & RHODES P.C.
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    Jackson & Rhodes, P.C.